UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 10, 2005

MERITAGE HOMES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	1-9977	86-0611231
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8501 E. Princess Drive, Suite 290, Scottsdale, Arizona	85255
(Address of Principal Executive Offices)	(Zip Code)

(480) 609-3330
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

                On March 10, 2005, we completed an offering of $350 million in aggregate principal amount of 6¼% Senior Notes due 2015.  We used the proceeds from the offering to repurchase $276.8 million of our outstanding 9¾% Senior Notes due 2011 plus tender offer consideration and consent payments totaling approximately $32.5 million in the aggregate pursuant to a previously announced offer to purchase and consent solicitation.  We intend to use the remaining proceeds to repay a portion of our unsecured credit facility.

                In addition, as previously disclosed, we received the consents of at least two-thirds in aggregate principal amount of the outstanding 9¾% senior notes due 2011 to approve amendments to the indenture governing such notes that will eliminate substantially all of the covenants and certain events of default in the indenture.  On March 10, 2005, we executed and delivered a supplemental indenture to the indenture under which the 9¾% senior notes were issued, which became operative when we accepted the notes for purchase pursuant to the offer to purchase.

                A copy of the press release, including information concerning forward-looking statements and factors that may affect our future results, is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release dated March 10, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 11, 2005

MERITAGE HOMES CORPORATION

/s/ Larry W. Seay
By: Larry W. Seay
Chief Financial Officer, Vice President
and Secretary